SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 04/30/2004
FILE NUMBER 811-1424
SERIES NO.: 17

72DD     1.   Total income dividends for which record date passed during the period. ($000's Omitted)
              Class A Shares                 $     5
         2.   Dividends for a second class of open-end company shares
              ($000's Omitted)
              Class B Shares                 $     0
              Class C Shares                 $     0

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A Shares                 $000.0130
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.0130
              Class C Shares                 $000.0130

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                        41
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                        31
              Class C Shares                        31


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $    9.56
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $    9.56
              Class C Shares                 $    9.56